EXHIBIT 99.1

PGT Innovations Announces CEO Transition
Jeff Jackson to Succeed Rod Hershberger in January 2018

N. VENICE, FL - October 12, 2017 – PGT Innovations (NYSE: PGTI), the nation's leading manufacturer and supplier of residential impact-resistant windows and doors, today announced that its Board of Directors has appointed Jeff Jackson to become Chief Executive Officer, effective January 1, 2018. Rod Hershberger, who is retiring as CEO, will continue to serve as the Chairman of the Board of Directors.
"It has been an honor to lead PGT Innovations for the past 37 years, and I am grateful for the tremendous support I have received from our team members and customers over the years," said PGT Innovations Chairman and CEO, Rod Hershberger.  "Consistent with our succession planning, we've promoted from within a demonstrated leader at a time when PGT Innovations is in a strong position," Hershberger continued. "Jeff has the ability to translate vision and strategy into industry-leading execution, bringing together brands, products, and teams to drive results. As a twelve-year veteran with the Company, Jeff already understands all aspects of our business and will move the Company forward to capitalize on the opportunities in front of us. He is a champion of the PGT Innovations culture and has a proven ability to inspire, energize, and connect with our team members, customers, and partners."
Mr. Jackson joined PGT Innovations in November 2005 as Vice President and Chief Financial Officer. In 2006, Mr. Jackson helped lead the Company's IPO and was later named Executive Vice President. In June 2014, Mr. Jackson became President and Chief Operating Officer, a position in which his responsibilities included overseeing all aspects of the Company's operations and strategic direction. In 2016, Mr. Jackson was appointed to the Board of Directors.
"I am humbled and excited by the opportunity to lead PGT Innovations. I look forward to continuing to work with our team and valued customers to build upon the solid foundation that Rod created and to realize the opportunities we have going forward," said Jackson.  "I am focused on continuing our legacy of deep customer relationships and accelerating the innovation and execution that our customers need and expect from us."
Commenting on the transition, Floyd Sherman, an independent director on the PGT Innovations Board and CEO of Builders FirstSource, Inc. said, "Our Board of Directors has had the opportunity to watch Jeff grow as a leader at PGT Innovations over the past twelve years and we believe there is no better leader to take the Company into the future. Jeff has demonstrated the ability to connect vision, people, and ideas to drive strategy, execution, and results. With Rod continuing in his role as Chairman and Jeff taking the role of CEO, the Board is confident PGT Innovations has the leadership that will continue to drive its success for many years."

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About PGT Innovations

PGT Innovations, headquartered in North Venice, Florida with additional locations in Miami and Orlando, with approximately 2800 employees statewide, creates value through deep customer relationships, understanding the unstated needs of an industry, a drive to create the strongest, safest products on the market, and a commitment to always moving forward. The Company's trusted brands include CGI®, PGT® Custom Windows & Doors, and WinDoor®. PGT Innovations is the nation's largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary market, and is part of the S&P SmallCap 400 Index. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "believe", "expect", "anticipate", "will", and similar terminology. These risks and uncertainties include, but are not limited to, factors such as:
•	The economy in the United States generally and in Florida, in particular, where the substantial portion of our sales are generated, and the impact that Hurricane Irma has on that economy
•	Raw material prices, especially aluminum and vinyl
•	Transportation costs
•	Our level of indebtedness
•	Our dependence on our impact-resistant product lines and the demand for those products
•	Our ability to successfully integrate acquisitions, such as our acquisition of WinDoor®, Inc.
•	Product liability and warranty claims
•	Federal and state regulations,
•	Our dependence on a limited number of manufacturing facilities; and
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Other risks discussed in our Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 2, 2016 and our subsequently filed quarterly reports on Form 10-Q, which are available from the SEC.

Statements in this release that are "forward-looking" include without limitation statements regarding the Company's ability to realize and benefit from business opportunities going forward, and to accelerate product innovation and execution, and the ability of the Company's leadership team to drive success in the future, as well as the future financial and operational performance of the Company.  You should not place undue reliance on forward looking statements, which speak only as of the date they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

Media Relations Contact: PGT Innovations Danielle Mikesell Vice President, Marketing & Innovation Office: 941-480-1600 DMikesell@PGTInnovations.com	Investor Relations Contact: PGT Innovations Brad West Chief Financial Officer Office: 941-480-1600 BWest@PGTInnovations.com